News Release

Company Contact:
Jason Ketchum                                           605-721-2765
Media Relations line                                           866-243-9002

BLACK HILLS CORP. CLOSES $100 MILLION TERM LOAN AGREEMENT

RAPID CITY, SD — Dec. 15, 2010 — Black Hills Corp. (NYSE: BKH) today announced that it has closed a $100 million one-year unsecured single-draw term loan with J.P. Morgan and Union Bank. The cost of borrowing under the loan is based on a spread of 137.5 basis points over LIBOR.

“This loan provides us with additional liquidity, at attractive terms, to more efficiently manage our financing needs related to the construction of our two gas-fired generation projects in Colorado,” said Tony Cleberg, executive vice president and chief financial officer of Black Hills Corp. “The forward structure of our recently announced common stock offering allows us to efficiently align the receipt of proceeds with the spending requirements for the Colorado generation projects and this term loan provides increased flexibility in managing our liquidity.”

Black Hills intends to use the term loan proceeds to reduce borrowings under its revolving credit facility.

ABOUT BLACK HILLS CORP.

Black Hills Corp. — a diversified energy company with a tradition of exemplary service and a vision to be the energy partner of choice — is based in Rapid City, S.D., with corporate offices in Denver and Omaha, Neb. The company serves 754,000 natural gas and electric utility customers in Colorado, Iowa, Kansas, Montana, Nebraska, South Dakota and Wyoming. The company’s non-regulated businesses generate wholesale electricity, produce natural gas, oil and coal, and market energy. Black Hills employees partner to produce results that improve life with energy.

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

This news release includes “forward-looking statements” as defined by the Securities and Exchange Commission, or SEC. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this news release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements regarding the loan providing us with additional liquidity to more efficiently manage the capital costs primarily related to the construction of our two  gas-fired generation projects in Colorado, and the loan providing increased flexibility for the timing of when the forward structure would be completed, are forward-looking statements. These forward-looking statements are based on assumptions which we believe are reasonable based on current expectations and projections about future events and industry conditions and trends affecting our business. However, whether actual results and developments will conform to our expectations and predictions is subject to a number of risks and uncertainties that, among other things, could cause actual results to differ materially from those contained in the forward-looking statements, including the factors discussed above, the risk factors described in Item 1A of Part I of our 2009 Annual Report on Form 10-K filed with the SEC, and other reports that we file with the SEC from time to time.

New factors that could cause actual results to differ materially from those described in forward-looking statements emerge from time-to-time, and it is not possible for us to predict all such factors, or the extent to which any such factor or combination of factors may cause actual results to differ from those contained in any forward-looking statement. We assume no obligation to update publicly any such forward-looking statements, whether as a result of new information, future events or otherwise.

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